[Exhibit 23.1]


                   [Letterhead of PricewaterhouseCoopers LLP]


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of our report dated February 1, 2000 (except as to Note 14, which is as of March 2, 2000) appearing on page F-2 of Arch Capital Group Ltd.'s (formerly known as Risk Capital Holdings, Inc.) Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, also dated February 1, 2000 (except as to Note 14, which is as of March 2, 2000), which appears on page S-1 of such Annual Report. We also consent to the reference to us under the heading "Experts" in such Prospectus.



PricewaterhouseCoopers LLP
New York, New York
September 22, 2000